EX-99.(h)(iii)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between GLOBAL BETA ETF TRUST, a Delaware statutory Trust (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is a series trust that consists of multiple series, and is currently comprised of the series listed on Exhibit A attached hereto (each a “Fund” or an “ETF Series”). Each Fund issues shares of beneficial interest (“Shares”) for each ETF Series.  The Shares shall be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind or in cash for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Trust’s registration statement on Form N-1A; and as authorized under the Order of Exemption granted by the Securities and Exchange Commission.  Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with Compass Distributors, LLC, the Fund’s Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust.  The Trust wishes to engage USBGFS to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants.  The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

    WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust will ordinarily issue for purchase and redeem Shares only in aggregations of Shares known as Creation Units, principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to retain USBGFS as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each Fund listed on Exhibit A attached hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of USBGFS as Transfer Agent

The Trust hereby appoints USBGFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2. Services and Duties of USBGFS

(I)	USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

A.	Perform and facilitate the performance of purchases and redemption of Creation Units;

B.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

C.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

D.
Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares.  USBGFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

E.
Prepare and transmit to the Trust and the Trust’s administrator and/or sub- administrator and to any applicable securities exchange (as specified to USBGFS by the Trust) information with respect to purchases and redemptions of Shares;

F.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to USBGFS and the Trust the number of outstanding Shares;

G.
On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to USBGFS, the Trust and DTC the amount of Shares purchased on such day;

H.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

I.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

J.
Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

K.	Maintain those books and records of the Trust specified by the Trust and agreed upon by USBGFS;

L.
Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

M.
Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

N.
Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

O.	Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

In addition to the services set forth above, USBGFS shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interests in the Global Certificate.

USBGFS shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

3. Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes USBGFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.

4. Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review and consider the written procedures provided by USBGFS describing various tools used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003, the Bank Secrecy Act, the Office of Foreign Assets Control Sanctions Programs (“economic sanctions”), the USA PATRIOT Act of
2001, and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBGFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

The Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, or otherwise, including, without limitation, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer.

The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust.  The Trust has had the opportunity to discuss the Procedures with USBGFS, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust.  Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub- accounts through the Fund/SERV system operated by the national Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

USBGFS agrees to provide to the Trust:

(a)
Prompt written notification of any transaction or combination of transactions that USBGFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Trust;

(b)	Prompt written notification of any shareholder(s) that USBGFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the shareholder;

(c)	Any reports received by USBGFS from any government agency or applicable industry self-regulatory organization pertaining to the Procedures;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trust.

5. Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBGFS shall also be reimbursed for such reasonable and documented miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within
10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

6. Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

(5)
All records of the Trust (including, without limitation, all shareholder and account records) provided to USBGFS by the Trust or by a prior transfer agent of the Trust are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided, except where such records were prepared by USBGFS or its affiliates.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7. Standard of Care; Indemnification; Limitation of Liability

A. USBGFS shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement.  USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ breach, refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or from its bad faith, negligence, fraud or willful misconduct in the performance of its duties under this Agreement (the “Standard of Care”). Notwithstanding any other provision of this Agreement, if USBGFS has acted in accordance with its Standard of Care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBGFS or its affiliates and suppliers may actually sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing Standard of Care, or (ii) in reasonable reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Trust; except for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to (i) USBGFS’ breach, refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law), or (ii) USBGFS’ failure to adhere to the Standard of Care. USBGFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement, provided that a Fund’s continuing obligations to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to the Fund pursuant to this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees. USBGFS shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBGFS seeks indemnity from the Fund.

USBGFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Without limiting the generality of the foregoing, USBGFS agrees to indemnify the Trust with respect to any and all claims arising out of or related to occurrences that USBGFS is required to insure against pursuant to Section 22 of this Agreement or applicable law.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS.  USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS.  Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense, provided that USBGFS shall provide prompt written notice to the Fund of any such action.

B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C. The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligations to indemnify USBGFS after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to the Fund pursuant to this Agreement.

D. If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

8. Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9. Proprietary and Confidential Information

A.
USBGFS agrees on behalf of itself and its directors, officers, and employees to use its best efforts to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBGFS will promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust agrees on behalf of itself and its trustees, officers, and employees to use its best efforts to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that the Trust will promptly notify USBGFS of such request if permitted by applicable law, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

C.
Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10. Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.  Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11. Compliance with Laws

A.
The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

B.
The Trust shall immediately notify USBGFS if the principal investment strategy of any Fund materially changes or deviates from the principal investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

C.
If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Trust the following provisions shall apply:

(1)
The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBGFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

(2)
The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable.  The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

(3)
USBGFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

(4)	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

(5) USBGFS shall:

i.   ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

ii.   implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

iii.   only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable1;

iv.   beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub- processors, thereby giving the Trust the opportunity to object;

v.   taking into account the nature of the processing, reasonably assist the
Trust by appropriate technical and organizational measures, insofar as

1 The Trust hereby authorizes USBGFS’ affiliates and third party software providers to be used as sub-processors under this Agreement, if and to the extent the Trust is subject to GDPR or DPL. Appointment of any other sub - processors shall be appointed as provided for in this Section 11(c)(5)(iii).

possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

vi.   provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Trust of Personal Data breaches without undue delay;

vii.   at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

viii.   make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

(6)
Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data.  Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

12. Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense (which shall include only reasonable and documented miscellaneous costs) of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor.If no such successor is designated, then such books, records and other data shall be returned to the Trust.  The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

13. Term of Agreement; Amendment

A.
This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 60 days prior to the end of the then current term that it will not be renewing the Agreement.

B.
Subject to Section 14, as applicable, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 60 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.
USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that continued association with the Funds or the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.
This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

14. Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the initial three year term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.  all monthly fees through the remaining term of the Agreement;
b.   all fees associated with converting services to successor service provider;
c.  all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.   all reasonable and documented miscellaneous costs associated with a-c above.

Provided however, that this Section 14 shall not apply to a termination with respect to a Fund that is (i) liquidated; (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction; or (iii) terminated as a result of, or in connection with, a change in control of the Fund’s investment adviser.

15. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18. Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other  parties that are similar or identical to some or all of the services provided hereunder.

19. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn:  President

Notice to the Fund shall be sent to:

Global Beta ETF Trust
2001 Market Street, Suite 2630
Philadelphia, PA 19103
Tel: 215 -531-8234

20. No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22. Insurance

USBGFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBGFS shall provide evidence that coverage is in place. USBGFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. USBGFS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by USBGFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

23. Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24. Trust Limitations

Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund, shall be satisfied solely from the assets of the Fund and not any other entity or person (such as the Trustees, officers or shareholders, or other series of the Trust). In no event shall USBGFS or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment adviser of the Fund or (iii) any assets of the investment adviser of the Fund or any affiliate of such investment adviser. Neither the Trust and nor any of its series, other than the Fund, are obligated to make contributions, loans or otherwise provide funding to the Fund. (SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

GLOBAL BETA ETF TRUST

By: /s/ Justin Lowry

Name: Justin Lowry

Title: Trustee

Date: 11/27/19

U.S. BANCORP FUND SERVICES, LLC

By:     /s/ Anita Zagrodnik

Name: Anita Zagrodnik

Title: Sr. VP

Date: 12/3/19

Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of Global Beta ETF Trust

Name of Series

Global Beta Smart Income ETF